INVESTMENT AGREEMENT

Party A:      Shanghai Zizhu Science Park Development Co., Ltd.

Address:     No. 468 Jianchuan Road, Minxing District, Shanghai

Legal Representative: SHEN Wen  Title: CEO

Party B:       Perfectenergy International Limited

Address:

Legal Representative: LI Wennan  Title: CEO

Article 1:     Party A is incorporated under the state’s authority and is qualified as a Chinese legal person, and is responsible for the property development, land use right management, basic municipal construction, property investment and management, and the economic fundamentals for the investment and management of commercial high technology projects in Shanghai Zizhu Science Park.

Article 2:     Party B is in the business of investing companies specializing in silicon solar energy batteries, battery components, solar photovoltaic systems and related products.

Article 3:     Party B has conducted property evaluation and has comprehensive understanding regarding the investment environment of the Science Park, including its geographical location, industrial direction and favorable policies. After friendly discussions with Party A, Party B plans to secure a property in the Science Park to construct a solar energy technology research center. The new company will have investment capital of USD 29.8 million and registered capital of USD 20 million.

Article 4:     In support of, and as special consideration to, Party B, Party A agrees to transfer the approximately 6.1-acre property described as bordering Jianchuan Road on the north, the Yamaha Project on the south, the E+H Project on the east and the Danshui River on the west (see attached map), to Party B for construction of a solar energy research center, offices and related buildings. The property price is set according with the current policy governing state-owned lands, and the application for the land transfer certificate will commence once the project is approved.

Article 5:     Party B shall undertake to invest not less than RMB 100 Million into the property within two years, and to achieve a constructed surface area ratio of 1.0 to 1.2. The construction period for this project is tentatively set from June 2008 to May 2009.

Article 6:     Party A shall be responsible ensuring that the property has the seven basic infrastructural connections (surface water, sewage, road, communication, heat, electricity and energy) and is suitable for construction, and shall assist Party B, without charge, with obtaining a 50-year land use right and all applications for the approval of the new company.

Article 7:     Party A shall undertake, after the execution of the property transfer agreement, to assist Party B with completing all applications relating to the transfer of the property so that Party B can obtain the property use right.

Article 8:     Party B shall undertake, with respect to the property and the development plans as described in Article 4 of this agreement, to comply with Party A’s uniform planning and construction requirements and to provide Party A with records, and Party B must be willing at all time to discuss changes.

Article 9:     Party A shall undertake to provide “one-stop” service for Party B’s investment project and business registration, and shall be responsible for dealings with the local government to ensure the successful progress of Party B’s investment project. Concurrently, with the support of the local government, for a support period of five years beginning January 1, 2007, Party B’s investment project shall enjoy the following favorable policies:

1.	Business Tax Support

Party A agrees, during the support period and after Party B’s new company begins paying business tax, to refund thirty percent (30%) of the portion of the new company’s annual business tax that is designated for the Science Park district, in support of the new company.

2.	Company Income Tax Support

Party A agrees, during the support period and after the new company begins paying company income tax, to refund fifty percent (50%) of the portion of the new company’s annual company income tax that is designated for the Science Park district, in support of the new company.

3.	Personal Income Tax Support

Party A agrees, during the support period and after the new company begins to pay personal income tax, to refund twenty-five percent (25%) of the portion of the new company’s annual personal income tax that is designated for the Science Park district, in support of the new company.

4.	Value-added Tax Support

Party A agrees, during the support period and after the new company begins to pay value-added tax, to refund thirty percent (30%) of the portion of the new company’s value-added tax that is designated for the Science Park district, in support of the new company, provided that if state regulations regarding value-added tax change, this provision shall be effected accordingly.

Article 10:     After the acquisition of the property and before commencement of development, Party B shall be responsible for environmentally-sound maintenance of the property, and Party B shall not transfer the property without consent. The property is designated for industrial use, and Party B shall not proceed with any commercial or residential development on the property.

Article 11:     Party B acknowledges that the project described in Article 3 of the agreement must be registered to Shanghai Zizhu Science Park, and any change to the address on the company or tax registry shall require Party A’s consent. Party A shall provide any required assistance with respect to the foregoing. Party B warrants not to change the registration address outside of Shanghai Zizhu Science Park without Party A’s written consent.

Article 12:     Subject to compliance with applicable mandates and regulations of the state and Shanghai, Party B shall undertake to conform to any reasonable requirements of Wenxing District: after the conclusion of the bidding process for Party B’s construction projects in the Science Park, a Science Park affiliated general contractor shall execute the construction contract to ensure that government-related policies are implemented, which Party A warrants shall not change the quality, schedule and cost of the construction project.

Article 13:     Party B has an obligation to maintain in confidence the price of the property, and shall not disclose to any third party without Party A’s written consent. Party A has an obligation to maintain in confidence Party B’s project, and shall not disclose to any third party without Party B’s written consent. If any party breaches its obligation, the breaching party shall be liable for all resulting damages.

Article 14:     The parties shall conduct themselves in a friendly manner to carry out the terms of this agreement. The parties shall negotiate on friendly terms regarding any matter not covered by this agreement, and if any matter cannot be resolved through negotiation, the dispute shall be resolved by the People’s Court in Wenxing District, Shanghai, in accordance with law.

Article 15:      This agreement shall have four originals, with each party holding two originals. This agreement shall be executed on behalf of the parties by their respective representative.

Party A’s Representative:	[signature]	Party B’s Representative:	[signature]

	[company seal]		[company seal]

Date:	10/18/2007	Date:	10/16/2007